[LETTERHEAD OF MAPLES AND CALDER]


Carnival plc
5 Gainsford Street,
London, SE1 2NE
United Kingdom

Carnival Corporation
3655 N.W. 87th Avenue
Miami, Florida 33178-2428
U.S.A.


9th March 2006


Dear Sirs

P&O PRINCESS SPECIAL VOTING TRUST

We have acted as Cayman Islands counsel to The Law Debenture Trust Corporation (Cayman) Limited (the "Trustee") in connection with:

(i) the voting trust deed (the "TRUST DEED") dated 17th April, 2003 by and between Carnival Corporation, a Panamanian corporation ("CARNIVAL CORPORATION") and the Trustee, establishing the P&O Princess Special Voting Trust, a Cayman Islands law trust (the "TRUST") and pursuant to which shares of beneficial interest in the Trust (the "TRUST SHARES") have been issued; and

(ii) the registration statement on Form S-3 ASR, including all amendments or supplements thereto ("FORM S-3"), filed with the Securities and Exchange Commission on 9th March 2006 by Carnival Corporation and Carnival plc, a public limited company incorporated under the laws of England and Wales ("CARNIVAL PLC"), under the Securities Act of 1933, as amended (the "REGISTRATION STATEMENT") relating to, among other things, (i) Carnival Corporation's senior debt securities ("SENIOR DEBT SECURITIES") and subordinated debt securities ("SUBORDINATED DEBT SECURITIES" and, together with the Senior Debt Securities, the "DEBT SECURITIES"), consisting of notes, debentures and/or other evidences of indebtedness denominated in United States dollars or any other currency, (ii) Carnival Corporation's Warrants, (iii) shares of Common Stock (including shares to be issued upon conversion of the Debt Securities) of Carnival Corporation, par value

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         $0.01 per share (the "CARNIVAL  CORPORATION  COMMON STOCK"),  and (iv)
         shares of Preferred Stock (including shares to be issued upon conversion of the Debt Securities) of Carnival Corporation, par value $0.01 per share, (v) trust shares of beneficial interest in the Trust, which Trust Shares are paired with the shares of Carnival Corporation Common Stock on a one-for-one basis and represent a beneficial interest in a special voting share of Carnival plc, and (vi) a guarantee by Carnival plc of Carnival Corporation's contractual monetary obligations under the some or all of the Debt Securities pursuant to the Carnival plc Deed of Guarantee between Carnival Corporation and Carnival plc, dated as of April 17 2003.

We are furnishing this opinion as Exhibit 5.4 to the Registration Statement.

1        DOCUMENTS REVIEWED

For the purposes of this opinion, we have reviewed only originals, copies or final drafts of the following documents:

1.1      the Trust Deed; and

1.2      the Form S-3.

2        ASSUMPTIONS

The following opinion is given only as to, and based on, circumstances and matters of fact existing and known to us on the date of this opinion. This opinion only relates to the laws of the Cayman Islands which are in force on the date of this opinion. We have also relied on the following assumptions, which we have not independently verified.

2.1 The Trust Deed has been authorised and duly executed and delivered by or on behalf of Carnival Corporation in accordance with all relevant laws.

2.2 The Trust Deed is legal, valid, binding and enforceable against Carnival Corporation and the Trustee in accordance with its terms under all relevant laws other than the laws of the Cayman Islands.

2.3 Copy documents, conformed copies or drafts of documents provided to us are true and complete copies of, or in the final forms of, the originals.

2.4      All signatures, initials and seals are genuine.

2.5 The power, authority and legal right of Carnival Corporation and the Trustee under all relevant laws and regulations to enter into, execute, deliver and perform their respective obligations under the Trust Deed (other than the Trustee under the laws of the Cayman Islands).

2.6 There is nothing under any law (other than Cayman Islands law) which would or might affect the opinions in this letter. Specifically, we have made no independent investigation of the laws of England and Wales, the Republic of Panama or the States of New York or Florida.

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3        OPINIONS

Based upon the foregoing and subject to the qualifications set out below and having regard to such legal considerations as we deem relevant, we are of the opinion that:

3.1 The Trust is duly established and constitutes a validly existing trust under the laws of the Cayman Islands.

3.2 The Trust Shares when issued as contemplated under the Registration Statement will be duly authorised for issuance in accordance with the provisions of the Trust Deed and, on the relevant entries being made in the Share Register, the Trust Shares will constitute validly issued, fully paid and non-assessable Trust Shares and, in respect of such Trust Shares, the registered holders will have the rights attributable thereto as set forth in the Trust Deed.

4        QUALIFICATIONS

The opinions expressed above are subject to the following qualifications:

4.1 Nominal Cayman Islands stamp duty of CI$40 (US$48) may be payable if the original Trust Deed is brought to or executed in the Cayman Islands.

4.2 The obligations of the Trustee may be subject to restrictions pursuant to United Nations sanctions as implemented under the laws of the Cayman Islands.

4.3 All the beneficiaries under the trust may together terminate the Trust notwithstanding anything to the contrary in the Trust Deed.

We  express no view as to whether  the terms of the Trust  Deed  represent  the
intentions   of  the   parties   and  make  no  comment   with  regard  to  the
representations which may be made by Carnival Corporation or the Trustee.

This opinion is given today and may not be relied on at any later date. This opinion is given for your benefit for the purposes of the Registration Statement to be filed under the Securities Act of 1933, as amended.

We hereby consent to filing of this opinion as an exhibit to the Registration Statement. In giving consent, we do not admit that we are in the category of persons whose consent is required under the Securities Act of 1933, as amended, or the Rules and Regulations of the Commission thereunder.


Yours faithfully,


/s/ MAPLES and CALDER
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MAPLES and CALDER